JOINT VENTURE AGREEMENT

PREAMBLE

This Joint Venture Agreement ("Agreement"), dated and effective as of August 31, 2017, (the "Effective Date"), is by and between Marijuana Company of America, Inc., a corporation organized and operating in good standing under the laws of the State of Utah, with a business address of 1340 West Valley Parkway Suite #205, Escondido, CA 92029 (“MCOA"), and Global Hemp Group, Inc., a corporation organized and operating under the laws of Canada, with a business address of Suite #106 – 1169 Mt. Seymour Road, North Vancouver, BC, V7H 2Y4 (“GHG”). Each of the foregoing may be individually referred to as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, MCOA is a corporation engaged in business including, but not limited to: (1) product research and development of legal hemp-based consumer products containing CBD under the brand name "hempSMARTTM", that targets general health and well-being; (2) an affiliate marketing program to promote and sell its legal hemp-based consumer products containing CBD; (3) leasing of real property to separate business entities engaged in the growth and sale of cannabis in those states and jurisdictions where cannabis has been legalized and properly regulated for medicinal and recreations use; and, (4) the expansion of its business into ancillary areas of the legalized cannabis and hemp industry, as the legalized markets and opportunities in this segment mature and develop;

WHEREAS, GHG holds an active Industrial Hemp License in Canada that includes the ability of GHG to cultivate hemp. GHG launched a multi-phase industrial hemp project (see Exhibit 2 for further detail on the project) on the Acadian peninsula of New Brunswick (the "New Brunswick Project"), which is envisioned to culminate in the development of GHG's first Hemp Agro-Industrial Zone, or "HAIZ." The first phase of the project is a hemp cultivation and a research trial. A number of farmers were enlisted in the project on a protocol to test three varieties of industrial hemp.

GHG's HAIZ concept engages farmers, processors and manufacturers to collaboratively produce and process 100% of the hemp plant into a number of wholesale materials that can be manufactured into healthy and sustainable products. The HAIZ will be surrounded by hemp production thereby minimizing the cost of expensive transportation to distant processing facilities. The HAIZ will produce social and environmental benefits to the community. These zones are envisioned to prospectively create jobs for farmers, foster rural development, provide the opportunity to develop more sustainable products of superior quality and help support GHG's commitment to creating a carbon free economy.

The first phase of the project also involves lab testing in support of the trials. The College Communautaire du Nouveau Brunswick (CCNB) in Bathurst, New Brunswick ("CCNB") will assist GHG in research on GHG's ongoing industrial hemp trials in the region, and will perform laboratory tests in support of these trials. These tests will provide information to validate agronomic and key yield data in preparation of a large scale industrial development project that will involve processing of the full plant: grain, straw, flowers and leaves, scheduled to begin in 2018. The results of these tests will also be used in discussions with farmers of the region to refine a hemp-based farming model, and to mobilize additional farmers for the next growing season. A more explicit description of the New Brunswick Project is attached hereto as Exhibit 1 and incorporated herein by reference.

WHEREAS, the Parties wish to participate in a joint venture project (referred to herein as the "New Brunswick Project") in which MCOA will participate in GHG's New Brunswick Project and provide fifty percent (50%) of the funding necessary for GHG to complete its phase one initiative, consistent with the GHG budget attached to this Agreement as Exhibit 2. As consideration for its financial commitment and participation, MCOA would benefit from shared ownership over research and development of hemp and CBD related studies produced by the New Brunswick Project, and, in the event Canadian laws governing the powJng3, harvesting, manufacturing and production of products containing hemp and CBD change (as expected, but not guaranteed) in 2018, MCOA would benefit from possible preferred pricing and terms for the purchase of hemp and CBD that would enable MCOA to further conduct its business and research and development into hemp and CBD products that could be prospectively legal to be distributed and sold in Canada and possibly elsewhere.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. New Brunswick Project.

1.1 New Brunswick Project Activities.

(a)   After the Parties sign this Agreement, MCOA shall, within five (5) business days, provide one-half or fifty percent (50%) of the funding required by GHG in the New Brunswick Project as set forward in Exhibit 1.

(b)   After receipt of funding, GHG shall use Commercially Reasonable Efforts to:

(i) Perform its responsibilities in accordance with the implementation and conduct of the New Brunswick Project as developed by GHG (Exhibit 1).

(ii) Use Commercially Reasonable Efforts to perform its obligations under this Agreement and the New Brunswick Project.

(iii) Communicate regularly, at least every thirty (30) days with MCOA regarding the progress, status of all activities, including identifying milestones the New Brunswick Project plan, and results of the New Brunswick Project plan.

(iv) Take reasonable steps to insure the confidentiality and retention of all intellectual property and Confidential Information associated with the New Brunswick Project, including:

(A)       requiring Participating Individuals to follow policies and procedures for reporting any inventions, discoveries or other Intellectual Property or Information invented, conceived, developed, derived, discovered, generated, identified or otherwise made by the Participating Individual in the course of his employment or retention by the party or that arises from access to Confidential Information of the New Brunswick Project;

(B)        assign to the New Brunswick Project all of his right, title and interest in and to the Participant Inventions, including all Intellectual Property rights relating thereto;

(C)       cooperate in the preparation, filing, prosecution, maintenance, defense and enforcement of any patent or other rights in any Participant Invention;

(D)        perform all acts and sign, execute, acknowledge and deliver any and all papers, documents and instruments required to fulfill the obligations and purposes of that agreement; and

(E)       be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.

(c) All day-to-day decisions concerning matters and functions allocated or delegated pursuant to the New Brunswick Project, unless expressly reserved in this for determination or approval otherwise, shall be deemed to be within the decision-making authority of GHG.

1.2 Patent Rights.

Any and all intellectual property or inventions of any kind created as a result of the New Brunswick Project, including but not limited to the Developed Intellectual Property, and any and all patent rights related to such intellectual property or inventions, shall be the sole property of the joint venture, or its designee, who shall be responsible for the filing and prosecution of all relevant United States and international patent applications.

1.3 Right of First Refusal

Participation in this 2017 trial project provides MCOA with Right of First Refusal to participate in the New Brunswick commercial production project planned for 2018 and beyond, for a period of five (5) years.

1.4 Determination to Proceed to Phase Two

Upon completion of this first phase of the NB growing trial, GHG will assess all data generated from the growing trials and make a recommendation to MCOA as to whether to proceed to Phase Two or terminate the project. If the Parties agree to proceed and expand activities on the project in 2018, a more formal agreement will be executed outlining the Parties respective participation and responsibilities.

2. Miscellaneous.

2.2 Further Assurances. Each party shall, upon reasonable request, and at the request of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

2.3 No Public Statements or Use of Trademarks. Neither party shall issue or re1ease any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party's trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

2.4 Privileged Communications. It is expected that, in furtherance of this Agreement, the parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between the parties, including the community of legal interests in avoiding infringement of any valid, enforceable third-party patents and in obtaining patent protection for Developed Intellectual Property.

2.5 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

2.6 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to MCOA 1340 West Valley Parkway Suite #205,

Escondido, CA 92029

Email: don@donaldsteinberg.com

Attention: Donald Steinberg

If to GHG: Suite #106 - 1169 Mt. Seymour Road,

North Vancouver, BC, V7H 2Y4

Email: curt@globalhempgroup.com

Attention: Curt Huber

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the five (5) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MARIJUANA COMPANY OF AMERICA, INC.

By _______________________

Name: DONALD STEINBERG

Title: President, Chief Executive Officer

GLOBAL HEMP GROUP, INC.

By _______________________

Name: CURT HUBER

Title:       Director

Exhibit 1

Revised Budget for the Hemp Growing Trials in New Brunswick

	CDN $
Coastal Zones Research Institute - Scientists and Technicians*	4,000
Agronomist	4,000
Travel in region, agronomist	1,000
Farmer costs, land and farming	1,200
Seed	1,200
Soil, foliage and fiber test	4,000
Socio-Economic study	4,600
GHG travel in region	1,200
GHG travel to region	1,500
Regional feedback meetings	2,000
Supplies	250
Contingency	2,050
Total	**27,000**

Exhibit 2

NEW BRUNSWICK HEMP TRIALS

Global Hemp Group’s (GHG) launching of agricultural hemp trials in northeast New Brunswick marks the return of industrial hemp to the region where it was tried 20 years ago but failed to take off due to lack of market opportunities.  These trials are part of the first of three phases in implementing the Company’s Hemp Agro-Industrial Zone (HAIZ). The project focuses on the development of an industrial cluster around the hemp crop, which will ensure a market for farmers, year-round manufacturing job opportunities for the region, and a model for the Company to attract and develop additional HAIZ projects in other regions as well as provide a consistent potential revenue stream for the GHG and its shareholders.

The trials take place in two areas east and west of Bathurst New Brunswick as can be seen on the map below.  A third area around Miramichi is being considered for future greenhouse operations. The area between these three sites covers more than 50,000 acres farmed by 150 farmers. Barley, alfalfa, and hay are by far the principal crops grown in the area with soybean and corn coming second. Finding a place for hemp in the prevailing rotational patterns will be prime concern of the trials and accompanying investigations. Beginning mid-August, Dr. Perrault, a Development Economist and Director of GHG will be present in the region for one month and will conduct surveys of prospective farmers to enlist their support for the coming year, and to discuss the terms of their collaboration.

THREE PHASE PROJECT

This first phase of the project is the field trials of a number of hemp varieties, and a survey of farming conditions in the area. Data will be collected on yields of the grain, straw, flowers & leaves, and CBD content of the hemp. In addition, farmer commitment to hemp cultivation, and possible rotations in which hemp cultivation would fit profitably will all be critical in appraising the project using information relevant to growing conditions in the Acadian Peninsula. The second phase of the project in 2018 will expand cultivation beyond trials to cover more than 100 acres and include a larger number of varieties. Pilot industrial activities will also be included in this phase. The third phase of the project - Starting with the 2019 growing season, the project will embark on its final phase on the way to full agricultural and industrial deployment. Over the next three years, the area under hemp cultivation is expected to reach 9,000 acres and industrial facilities to process seed, straw, and flowers & leaves will be fully operational. The New Brunswick HAIZ requires a total investment of $64.0 million over five years, with the majority of this investment coming in years four and five. The project will create hundreds of direct new jobs in both agriculture and manufacturing.

The project has three principal thrusts: hemp farming, primary processing of the crop, and secondary processing into finished products. More than one hundred farmers are expected to participate in the project by year five. The introduction of hemp into the farming system will take into consideration other farming activities of the region, so that complementarities will be fully exploited. This new, low carbon footprint plant has the potential of becoming a major regional crop similar to potatoes in the northwest of the province. Primary processing will include a decortication plant to separate fiber and hurd, a seed processing plant to extract oil and protein powder, and, when Canadian legislation allows, a facility to process flowers and leaves to extract cannabidiol (CBD) and terpenes. Markets for seed and CBD are already in full development. Marketing agreements for these products are under negotiations. The real sources of employment and environmental benefits however, are found in secondary processing, and the Company has established links with manufacturers, who will process these primary products locally into consumer products. Fiber will be cottonized to enter the textile market; hurd will be processed into hemp-lime bricks for the construction industry; and oil and seed cake will be enriched with CBD and terpenes, to produce healthy human and animal foods. The entire hemp plant will be transformed into an array of environmentally friendly products. The project is set in an incremental five-year framework, in which farmers will be helped and guided as they adapt to the new crop and explore a new farming system model. A multi-dimensional research program will be implemented to support farming activities, to improve processing methods, to develop new products, and to monitor the use and impact of products from the HAIZ. Contacts with research organizations of the region have already been established and agreements are under negotiations.

With the support of Mr. Jesse Chiasson, Business growth officer at the Department of Agriculture, Aquaculture and Fisheries (DAAF) in Bathurst, a number of farmers were enlisted in the project on a protocol to test three varieties of industrial hemp. CCNB will perform laboratory tests in support of these trials. A contract covering these services was signed on July 28. GHG envisions further collaboration with CCNB-INNOV, the R&D network of CCNB located at its Bathurst campus, as well as with CCNB’s academic and contract training divisions to develop the new skills required by hemp farming and processing. Such collaboration will be the subject of formal contracts and MOUs.  “CCNB-INNOV is excited and enthusiastic in collaborating on this kind of project”, says Dr. Sylvain Poirier, the Entrepreneurship & Innovation Executive Director at CCNB and head of the CCNB-INNOV network.

These tests will provide information to validate agronomic and key yield data in preparation of a large scale industrial development project that will involve processing of the full plant: grain, straw, flowers and leaves, scheduled to begin next year. The results of these tests will also be used in discussions with farmers of the region in late August to refine a hemp-based farming model, and to mobilize additional farmers for the next growing season. The project has also been submitted to Opportunities New Brunswick for financial support.

GHG’s Hemp Agro-Industrial Zone or HAIZ concept engages farmers, processors providing a variety of proprietary disruptive technologies, and manufacturers to collaboratively produce and process 100% of the hemp plant into a number of wholesale materials that can be manufactured into tens of thousands of healthy and sustainable products. The HAIZ will be surrounded by hemp production thereby minimizing the cost of expensive transportation to distant processing facilities. The HAIZ will produce social and environmental benefits to the community, and value for investors in the Company. These zones will create jobs for farmers, foster rural development, provide the opportunity to develop more sustainable products of superior quality and help support GHG’s commitment to creating a carbon free economy.